Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of March 26, 2021 (the “Effective Date”) among SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and SOC Telemed, Inc. (“SOC”), a Delaware corporation with offices located at 1768 Business Center Drive, Suite, 100, Reston, VA 20190, Specialists On Call, LLC, a Delaware limited liability company, Avant Billing Services, Inc., a Delaware corporation, JSA Health Corporation, a Delaware corporation, JSA Health California, LLC, a Delaware limited liability company, Access Physicians Management Services Organization, LLC, a Texas limited liability company, and HEP AP-B Corp., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) the financial statements delivered hereunder shall be prepared without giving effect to the implementation of Accounting Standards Codification 606: Revenue from Contracts with Customers.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Other Taxes”	Exhibit C, Section 1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Participant Register”	Section 12.1
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“SLR”	Preamble
“Term A1 Loan”	Section 2.2(a)(i)
“Term A2 Loan”	Section 2.2(a)(ii)
“Term A Loan”	Section 2.2(a)(ii)
“Term B Loan”	Section 2.2(a)(iii)
“Term C Loan”	Section 2.2(a)(iv)
“Term D Loan”	Section 2.2(a)(v)
“Termination Date”	Exhibit B, Section 8
“Term Loan”	Section 2.2(a)(iv)
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“ACH Letter” is ACH debit authorization in the form of Exhibit F hereto.

“Acquired Person” shall mean any Person, the assets of a Person or business or product line or unit or a division of any Person, in each case that is the subject of (a) the Acquisition Agreement or (b) a Permitted Acquisition after the Effective Date.

“Acquisition Agreement” means that certain Membership Interest and Stock Purchase Agreement, dated as of March 26, 2021, by and among SOC, Access Physicians Management Services Organization, LLC, HEP AP-B Corp., the sellers party thereto, Health Enterprise Partners III, L.P. and AP Seller Rep, LLC, as representative of the sellers.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Amortization Date” is May 1, 2024; provided that upon satisfaction of the Interest Only Extension Conditions, then the Amortization Date is November 1, 2024.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means the greater of (a) 0.13% and (b) the rate per annum rate equal to the London Interbank Offered Rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined by Collateral Agent) for a term of one month, which determination by Collateral Agent shall be conclusive in the absence of manifest error; provided that if, at any time, Lenders notify Collateral Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain such rate, (y) the applicable regulator has made public statements to the effect that the rate published by the Service is no longer used for determining interest rates for loans or (z) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for such period, then the Applicable Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and Borrower (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body. Such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit of a Loan Party is maintained is subject to a Control Agreement in favor of Collateral Agent, (d) any money market or similar funds that exclusively hold any of the foregoing; (e) time deposits maturing no more than one (1) year from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and (f) in the case of any Foreign Subsidiary, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investment of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Closing Date Subordinated Note” means that certain Unsecured Subordinated Promissory Note in favor of SOC Holdings LLC, provided that the aggregate outstanding principal amount of such Indebtedness does not exceed (x) Thirteen Million Five Hundred Thousand Dollars ($13,500,000) plus (y) the amount such principal amount increases pursuant to the terms of such Unsecured Subordinated Promissory Note as in effect on the Effective Date as a result of payment-in-kind interest.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Guarantor at any time, other than Excluded Accounts.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any Guarantor maintains a Securities Account or a Commodity Account, Borrower or such Guarantor, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Designated Deposit Account” is Borrower’s deposit account, account number ending 0056, maintained at Wells Fargo Bank, National Association.

“Disqualified Person” means, on any date, (a) any Person designated by Borrower as a “Disqualified Person” by written notice delivered to Collateral Agent on or prior to the date hereof and (b) any other Person that is a competitor of Borrower or any of its Subsidiaries, which Person has been designated by Borrower as a “Disqualified Person” by written notice to Collateral Agent and the Lenders not less than two (2) Business Days prior to such date; provided that (i) Borrower may only provide a written notice pursuant to clause (b) once in any six month period, (ii) “Disqualified Persons” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Person” by written notice delivered to the Collateral Agent from time to time and (iii) the Collateral Agent shall have consented to such designation, such consent not to be unreasonably withheld or delayed.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” means, for any period, for any Person and its Subsidiaries on a consolidated basis, an amount equal to net income for such period plus the following (without duplication) to the extent deducted in calculating such net income: (a) interest, premium payments, debt discount, fees, charges and related expenses, including capitalized interest in each case that is treated as interest in accordance with GAAP for such period, (b) the provision for federal, state, local and foreign income taxes payable by such Person and its Subsidiaries excluding any tax credits for such period, (c) depreciation and amortization expense for such period, (d) non-cash expenses relating to stock based compensation and gains or losses on equity revaluations, (e) expenses associated with earnouts and similar obligations; (f) transaction and integration related expenses, legal settlements, and one-time severance, and (g) (i) other extraordinary expenses of such Person and its Subsidiaries, plus all reasonably expected and supported expense reductions and other synergies, minus extraordinary income of such Person and its Subsidiaries in such period, as each such item is determined in accordance with GAAP; provided that, the aggregate amount calculated with respect to this subclause (i) for all Loan Parties and any Targets acquired after the Effective Date, shall not exceed Five Hundred Thousand ($500,000) and (ii) pro forma credit for EBITDA attributable to an Acquired Person as if owned on the first day of the applicable period.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries, (ii) a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent, or (iii) any Disqualified Person. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Excluded Accounts” means (a) accounts used exclusively for payroll (solely to the extent necessary to fund the next two payroll cycles), payroll taxes or other employee wage or benefit payments, (b) any fiduciary or trust account held exclusively for the benefit of an unaffiliated third party, (c) zero balance accounts, (d) any account to the extent solely and exclusively used to hold any cash or Cash Equivalents pledged as a Permitted Lien in connection with workers’ compensation, unemployment insurance and other types of social security, and (e) such other accounts as may be agreed to in writing by Collateral Agent in its sole discretion.

“Excluded Property” means (a) any lease, license, contract, property rights or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest (i) is prohibited by or requires the consent of any Person other than the Loan Parties and their Affiliates, and any such consent has not been obtained, (ii) is prohibited by applicable law, or (iii) shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (B) in a breach or termination (or any other party having the right to terminate) pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); provided that, in each case, the Collateral shall include and such security interest shall attach immediately (x) at such time as the relevant consent has been obtained, or the relevant legal prohibition no longer applies or the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (iii)(A) or (B) above and (y) to any all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing such lease, licenses, contract, property right, permit or agreement; (b) shares of voting Capital Stock or other voting equity interests in any Foreign Subsidiary or FSHCO in excess of sixty-five percent (65%) of the total outstanding shares of each class of voting capital stock or other voting equity interest of such Foreign Subsidiary or FSHCO; (c) any “intent to use” Trademark applications prior to the filing of an Amendment to Allege Use or a verified Statement of Use with and accepted by the United State Patent and Trademark Office with respect to such intent-to-use Trademark application, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to use trademark application under applicable federal law; (d) any Excluded Account (other than an account that falls into clauses (d) or (f) of the definition thereof) and (e) motor vehicles and other assets subject to a certificate of title statute, except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in a central filing office located in the jurisdiction in which the granting Grantor is organized; provided that “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property).

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Fee Letter” means that certain Fee Letter dated the Effective Date, between Borrower and SLR, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Draw Period” is the period commencing on approval by each Lender’s credit committee in its sole discretion and ending on the Maturity Date.

“FSHCO” means any Domestic Subsidiary (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, equity interests in (or equity interests in and indebtedness of) one or more CFCs.

“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Governmental Payor” means, Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a payment or reimbursement program, and in which Borrower, any Subsidiary or any Managed Practice participates.

“Guarantor” is any Domestic Subsidiary of Borrower providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means all applicable laws, rules and regulations relating to the provision or payment of health items and services applicable to the Borrower, its Subsidiaries, or Managed Practices, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the Civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), and any similar state laws or regulations, (b) any laws relating to any Governmental Payor, including, without limitation, the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid statute (Title XIX of the Social Security Act), (d) state corporate practice of medicine and fee-splitting prohibitions, (e) all laws, procedures, requirements and regulations related to professional licensure in the jurisdiction(s) where the Borrower, any Subsidiary or Managed Practice operates, and (e) any and all other applicable health care laws, regulations and binding program manual provisions and transmittals, each of (a) through (e) as may be amended from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, provided that, capital lease obligation as used in any Loan Document shall not include any leases of real property that would be characterized as an operating lease in accordance with GAAP on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, which shall be calculated at the lesser of the amount of such obligations and the fair market value of the assets subject to such Lien as determined in good faith by such Person, (g) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms), (h) all Indebtedness of others guaranteed by such Person, and (i) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Interest Only Extension Conditions” are satisfaction of each of the following: (a) no Event of Default shall have occurred and be continuing, (b) the Borrower shall have provided evidence reasonably satisfactory to Collateral Agent that Borrower has achieved monthly EBITDA of at least $1, determined as of the last day of each month for a period of at least six consecutive months on or prior to January 31, 2024 and (c) Borrower shall have provided evidence to Collateral Agent reasonably satisfactory to Collateral Agent that Borrower is and has been in complete compliance with the requirements of Section 7.13(b) at all relevant times.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable and documented out-of-pocket audit fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as reasonable and documented out-of-pocket appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as reasonable and documented out-of-pocket appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Licensed Provider” means any licensed employee, agent or independent contractor of any Managed Practice that provides healthcare services.

“Lien” is a lien, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Fee Letter, each Control Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Party” means each Borrower and each Guarantor.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“Managed Practices” mean Tele-Physicians, P.C., a California professional corporation, Tele-Physicians, P.C., a Georgia professional corporation, Tele-Physicians, P.C., a New Jersey professional corporation, Tele-Physicians, P.C., a Texas professional corporation, JSA Health Texas, PLLC, a Texas professional limited liability company, JSA Health PC, a California professional corporation, Access Physician, PLLC, a Texas professional limited liability company, AP US 9 P.C., a California professional corporation, AP US 14, P.A., a Kansas professional association, and any other entities managed or otherwise affiliated with Borrower regardless of the accounting treatment of such entities.

“Managed Practice Management Services Agreement” means any management services agreement or similar agreement between a Managed Practice and Borrower or any Subsidiary, as applicable, for the rendering of certain management services and other related services by Borrower or any Subsidiary to such Managed Practice, in each case, in substantially the form delivered to Collateral Agent prior to the Effective Date or terms substantially consistent therewith or otherwise in form and substance reasonably satisfactory to Collateral Agent.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of the Loan Parties to repay the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.

“Material Agreement” is any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Five Hundred Thousand Dollars ($500,000.00) per year in the aggregate.

“Maturity Date” is, for each Term Loan, April 1, 2026.

“Net New Equity” means unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds received from one or more bona fide equity financings after the Effective Date.

“Net Revenue” means, with respect to Borrower and its Subsidiaries, revenue (determined under GAAP) with respect to sale of ordinary course product and service offerings of Borrower and its Subsidiaries and related services directly sold with such product and service offerings, in each case as shown on the financial statements of such Borrower or Subsidiary delivered to Collateral Agent on the Effective Date. Pro forma credit shall be given for Net Revenue attributable to an Acquired Person as if owned on the first day of the applicable period.

“Non-Loan Party” means any Subsidiary of Borrower that is not a Loan Party.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on May 1, 2021.

“Payor Agreements” means the agreement or contract under which a Managed Practice participates in a Program, including but not limited to a provider number, participation agreement or third party payor contract.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business or product line or unit or a division of, any Person (each a “Target”; provided that:

(a) immediately prior to, and after giving effect thereto, no Event of Default or an event that with the passage of time could result in an Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c) in the case of the acquisition of all of the equity interests of such Person, all of the equity interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by a Loan Party or any other Subsidiary, and Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 6.10, if applicable;

(d) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.13(a) and Section 7.13(b) on a pro forma basis without taking into account synergies and removal of redundancies;

(e) such Person (in the case of an acquisition of equity interests) or assets (in the case of an acquisition of product line or unit or a division) shall be engaged or used, as the case may be, in a business permitted pursuant to Section 7.2(a);

(f) any Person or assets (in the case of an acquisition of a product line or unit or a division) as acquired in such acquisition, together with all other acquisitions in such calendar year, shall have last twelve months EBITDA (without taking into account synergies) of not less than negative $1,000,000;

(g) earn-out or similar obligations contingent upon the occurrence of future events or conditions (other than a purchase price adjustment escrow or holdback amounts, not to exceed 2% of the aggregate purchase price of such acquisition) in connection with such acquisition shall be subordinated, non-cash pay during the term of the Agreement except from sources described in clause (i) below and have a maturity date later than the Maturity Date;

(h) either (i) (x) the Target has EBITDA for the last twelve months (measured at the end of the previous calendar month before such test and without taking into account any synergies, cost savings, efficiencies, or other similar operational or financial savings) of not less than negative $1 prior to any such transaction being fully consummated and (y) the cash flow of Borrower and its Subsidiaries, determined on a pro forma basis after giving effect to such acquisition, is not less than the cash flow of Borrower and its Subsidiaries as it exists immediately prior to giving effect to such acquisition, in each case as evidenced by calculations delivered by the Borrower to Collateral Agent, which calculations shall be in form and substance reasonably acceptable to the Collateral Agent (any acquisition satisfying this clause (i) being an “Unlimited Permitted Acquisition”), or (ii) the aggregate consideration for all Permitted Acquisitions (other than any Unlimited Permitted Acquisitions) shall not exceed (x) Fifty Million Dollars ($50,000,000) in the aggregate during the term of this Agreement and (y) Twenty Million Dollars ($20,000,000) in the aggregate during any calendar year (in each case excluding any stock or similar non-cash consideration as long as such consideration does not include any redemption or similar feature permitting cash payments and excluding the acquisition consummated on or about the Effective Date pursuant to the terms of the Acquisition Agreement); and

(i) the consideration for any such acquisition shall be (i) stock or similar consideration that does not result in a Change of Control, and/or (ii) consideration consisting of cash (including cash paid in connection with deferred obligations) and Indebtedness, in each case, payable solely from Net New Equity that has not been previously utilized for any other purpose, escrowed funds established for such purposes and/or Permitted Indebtedness.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c) (i) Subordinated Debt under the Closing Date Subordinated Note; (ii) Subordinated Debt in respect of earn-out or similar obligations described in clause (g) of the definition of Permitted Acquisition in connection with a Permitted Acquisition that is subordinated, non-cash pay during the term of this Agreement except from sources described in clause (i) of the definition of Permitted Acquisition and has a maturity date later than the Maturity Date; and (iii) other Subordinated Debt; provided that with respect to such Subordinated Debt under this clause (iii): (x) the aggregate principal amount of all such Subordinated Debt shall not exceed Fifteen Million Dollars ($15,000,000) at any time outstanding, (y) has a maturity date outside the date that is ninety-one (91) days after the Maturity Date, and (z) shall be subject to “deep” (including lien, enforcement and payment) subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent or such other terms and conditions acceptable to the Collateral Agent.

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000.00) at any time;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Indebtedness in respect: (i) of workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) to any Person providing property, casualty, liability or other insurance to Borrower or any of its Subsidiaries for the financing of insurance premiums related thereto in the ordinary course of business and consistent with past business practice; (iii) of completion, bid, performance, appeal or surety bonds issued for the account of Borrower or any Subsidiary thereof; or (iv) bankers’ acceptances and other similar obligations, in the case of each of the foregoing clauses (i)–(iv), other than for an obligation for money borrowed and incurred in the ordinary course of business;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is promptly extinguished;

(i) Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for customary indemnification obligations related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with any dispositions permitted under Section 7.1;

(j) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services in an amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any one time;

(k) Indebtedness consisting of promissory notes issued to present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) to purchase or redeem equity interests or options permitted pursuant to Section 7,7(a)(iii); provided that the aggregate principal amount of all such Indebtedness shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(l) (i) Indebtedness owing to Loan Parties; (ii) Indebtedness owing from Loan Parties to Non-Loan Parties to the extent constituting Permitted Investments under clause (j) of the definition thereof; and (iii) Indebtedness owing from Non-Loan Parties to Non-Loan Parties to the extent constituting Permitted Investments under clause (k) of the definition thereof;

(m) to the extent constituting Indebtedness, obligations with respect to interest rate swap agreements, interest rate cap or collar agreements, exchange, collar, cap, floor or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, so long as such obligations are incurred for bona fide hedging purpose and not for speculative purposes in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(n) other unsecured Indebtedness, at any time not to exceed an aggregate amount equal to (x) One Million Dollars ($1,000,000) minus (y) all Indebtedness under clause (u) of the definition of Permitted Indebtedness resulting from increases to principal for financing of unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses;

(o) Indebtedness under SPAC sponsor shares and certain employment agreement, in each case, in effect as of the Effective Debt;

(p) Indebtedness of an Acquired Person in connection with any Permitted Acquisition consummated after the Effective Date, so long as such Indebtedness (i) was not incurred by the Acquired Person in connection with, or in anticipation or contemplation of, such person becoming a Loan Party or such acquisition and which Indebtedness is without recourse to any Loan Party or to any of their respective properties or assets other than the Person (or its successors) or the assets to which such Indebtedness related prior to the time such person became a Subsidiary or the time of such acquisition, to the extent that the aggregate principal amount thereof at any one time outstanding does not exceed One Million Dollars ($1,000,000) and (ii) such Indebtedness is of the type that would otherwise constitute a Permitted Indebtedness (other than pursuant to clause (n) above);

(q) guarantees by any Loan Party of Permitted Indebtedness of any other Loan Party, and guarantees by any Non-Loan Party of Permitted Indebtedness of any other Non-Loan Party;

(r) Indebtedness of Foreign Subsidiaries up to an aggregate amount not to exceed One Million Dollars ($1,000,000) as long as such Indebtedness is not guaranteed by any Loan Party; provided that, the Collateral Agent shall have consented to the terms and conditions governing such Indebtedness, such consent not to be unreasonably withheld or delayed;

(s) Indebtedness consisting of guaranteed minimum payments provided to independent contractors performing services for Borrower or any of its Subsidiaries or guaranteed minimum payments or purchases made under license or service agreements with Persons performing services for Borrower or any of its Subsidiaries in connection with Borrower’s or any of its Subsidiaries’ conduct of business, in each case consistent with past practice;

(t) Indebtedness owing under Sections 2.7 and 2.8 of the Acquisition Agreement as in effect on the Effective Date; and

(u) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that, the principal amount thereof is not increased (other than increases to principal for financing of unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses not to exceed $1,000,000 minus the aggregate amount of all Indebtedness incurred under clause (n) of the definition of Permitted Indebtedness for all such extensions, refinancings, modifications, amendments and restatements or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) to the extent constituting Investments, Deposit Accounts and Securities Accounts maintained in the ordinary course of business and in compliance with the provisions of this Agreement and the other Loan Documents;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments in and Transfers to Loan Parties;

(j) Investments and Transfers by Loan Parties in or to Non-Loan Parties (including Indebtedness described in clause (ii) of clause (l) in the definition of Permitted Indebtedness), not to exceed Three Hundred Thousand Dollars ($300,000) per fiscal year;

(k) Investments and Transfers by Non-Loan Parties in or to Non-Loan Parties in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year;

(l) Investments in a Managed Practice for capitation payments and to otherwise fund payroll, employee benefits, costs and other expenses, in each case, in the ordinary course of business and in accordance with the Managed Practice Management Services Agreement applicable to such Managed Practice;

(m) to the extent constituting Investments, deposits constituting Permitted Liens;

(n) (i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, (ii) joint venture described on Schedule 5.7(n) of the Perfection Certificate and (iii) Investments in joint ventures or strategic alliances; provided that with respect to such Investments under this clause (iii) (x) the aggregate amount of all such Investments shall not exceed One Million Dollars ($1,000,000) at any time outstanding and (y) the Collateral Agent shall have consented to the terms and conditions governing such Investment, such consent not to be unreasonably withheld or delayed;

(o) to the extent constituting Investments, the transactions described in clause (m) of the definition of Permitted Indebtedness;

(p) Investments of a Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower or any Subsidiary so long as such Investments (x) is of the type that would otherwise constitute a Permitted Investment (other than pursuant to clause (r) below), and (y) were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger, up to a maximum value of $1,000,000 in the aggregate;

(q) Investments consisting of guarantees permitted under this Agreement; and

(r) other Investments, so long as the aggregate amount of such Investments shall not exceed One Million Dollars ($1,000,000) in the aggregate.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) Borrower has obtained the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code or 206(g) of ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or deposits and other Liens to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(g) any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) [Reserved];

(l) Liens that constitute banker’s Liens, rights of set off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s Liens, rights of set off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to Borrower);

(m) Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(n) Liens in favor of collection banks arising under Section 4-208 or Section 4¬210 of the UCC on items in the course of collection;

(o) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by Borrower or any of its Subsidiaries in the ordinary course of business and permitted pursuant to this Agreement, covering only the assets so leased or licensed and not related to patents, trademarks and other intellectual property rights;

(p) any source code escrow arrangements entered into in the ordinary course of business for the benefit of any customer of a Loan Party or Subsidiary thereof;

(q) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(r) Permitted Licenses;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business to the extent permitted by this Agreement;

(t) Liens granted by a Subsidiary that is a Non-Loan Party in favor of a Loan Party in respect of permitted Indebtedness owed by such Subsidiary to such Loan Party;

(u) Liens on Property of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition so long as, (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (B) such Liens are applicable only to specific property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other property of Borrower or any of its Subsidiaries, (E) the Indebtedness secured by such Liens is permitted under clause (p) of the definition of Permitted Indebtedness and (F) such Liens otherwise qualify as Permitted Liens;

(v) Liens on Property of Foreign Subsidiaries so long as (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the equity interests of any Subsidiary and (ii) such Liens extending to the property of any Foreign Subsidiary secure only Permitted Indebtedness incurred by such Foreign Subsidiary;

(w) deposits or cash collateral securing the permitted under clause (j) of the definition of Permitted Indebtedness;

(x) Liens on not more than $100,000 of deposits securing Indebtedness described in clause (m) of the definition of Permitted Indebtedness; and

(y) other Liens not specifically listed above which (i) secure Permitted Indebtedness not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time outstanding, and (ii) do not secure Indebtedness for borrowed money or letters of credit.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Information” shall mean any information that identifies or can be reasonably expected to be used to identify a natural person, including any information defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” or “nonpublic personal information” under applicable laws, rules and regulations.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date, between Borrower and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:

(a) for a prepayment, refinancing, substitution or replacement made on or after the Effective Date through and including the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(b) for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Effective Date through and including the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(c) for a prepayment, refinancing, substitution or replacement made after the date which is after the second anniversary of the Effective Date and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

Notwithstanding the foregoing, the Lenders agree to waive the Prepayment Premium if SLR or any Affiliate of SLR (in their sole and absolute discretion) agree in writing to refinance the Term Loans prior to the Maturity Date. For the avoidance of doubt, the Prepayment Premium shall apply to (a) all Term A2 Loans repaid on the Term A2 Loan Prepayment Date and (b) any Term B Loans funded and prepaid (regardless of the size of the Term B Loan Commitment).

“Proceeding” means any action, litigation, suits, arbitration, claim, demand, mediation, investigation, audit, charge, hearings, reviews, assessments, inquiry or similar proceeding.

“Programs” means any and all third party payor programs and health plans in which any Managed Practice participates, whether private, commercial or governmental, or operated or managed by or for any Governmental Authority, including, but not limited to, any Governmental Payor.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable (other than accounts that are subject to good faith disputes not prohibited herein and for which Borrower maintains adequate reserves in accordance with GAAP).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Related Agreements” means, collectively, the Acquisition Agreement and each of the other material documents, agreements and instruments executed in connection therewith, in each case, as in effect on the date hereof or as modified to the extent not prohibited by this Agreement.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Second Draw Conditions” are satisfaction of each of the following: (a) no Event of Default has occurred and (b) Borrower has achieved the Second Net Revenue Milestone.

“Second Draw Period” is the period commencing on the date Borrower satisfies the Second Draw Conditions and ending on June 20, 2022.

“Second Net Revenue Milestone” is the date that the Borrower has provided evidence reasonably satisfactory to Collateral Agent that Borrower has achieved, on or prior to June 20, 2022, Net Revenue greater than or equal to Fifty-Five Million Dollars ($55,000,000), calculated on a trailing six-month basis, subject to verification (including supporting documents) reasonably satisfactory to Collateral Agent.

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“SOC” means SOC Telemed, Inc., a Delaware corporation.

“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Stock Transfer Restriction Agreement” means a stock transfer restriction agreement among Borrower or Subsidiary, as applicable, a Managed Practice and one or more shareholders of such Managed Practice, in each case, in substantially the form delivered to Collateral Agent prior to the Effective Date or terms substantially consistent therewith or otherwise in form and substance reasonably satisfactory to Collateral Agent.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms reasonably acceptable to Collateral Agent and the Required Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. For the avoidance of doubt, Subsidiaries do not include the Managed Practices or joint ventures permitted by clause (n)(ii) of the definition of Permitted Investment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A2 Loan Prepayment Date” means the date on which all, but not less than all, of the Term A2 Loans have been prepaid in accordance with to Section 2.2(d), solely from Net New Equity not utilized for any other purpose.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.

“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Third Draw Conditions” are satisfaction of each of the following: (a) no Event of Default has occurred and (b) Borrower has achieved the Third Net Revenue Milestone.

“Third Draw Period” is the period commencing on the date Borrower satisfies the Third Draw Conditions and ending on December 20, 2022.

“Third Net Revenue Milestone” is the date that the Borrower has provided evidence reasonably satisfactory to Collateral Agent that Borrower has achieved, on or prior to December 20, 2022, Net Revenue greater than or equal to Sixty-Five Million Dollars ($65,000,000), calculated on a trailing six-month basis, subject to verification (including supporting documents) reasonably satisfactory to Collateral Agent.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm reasonably acceptable to Collateral Agent which opinion shall not include any qualification expressing substantial doubt about the ability of Borrower or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit; provided that an opinion shall continue to be an Unqualified Opinion if the audit and opinion accompanying the financial statements for any fiscal year is subject to a “going concern” or like qualification solely as a result of the Maturity Date for the Term Loans or the scheduled maturity date for any other Indebtedness being scheduled to occur.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. (i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Seventy Five Million Dollars ($75,000,000.00) according to each Lender’s Term A1 Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A1 Loan”, and collectively as the “Term A1 Loans”). After repayment, no Term A1 Loan may be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower in an aggregate principal amount of up to (x) prior to the Term A2 Loan Prepayment Date, Ten Million Dollars ($10,000,000) and (y) from and after the Term A2 Loan Prepayment Date, Zero Dollars ($0), according to each Lender’s Term A2 Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A2 Loan”, and collectively as the “Term A2 Loans”; each Term A1 Loan and Term A2 Loan, is hereinafter referred to singly as a “Term A Loan” and the Term A1 Loans and Term A2 Loans, are hereinafter referred to collectively as the “Term A Loans”). After repayment, no Term A2 Loan may be re-borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to (x)(A) prior to the Term A2 Loan Prepayment Date, Two Million Five Hundred Thousand Dollars ($2,500,000) and (B) from and after the Term A2 Loan Prepayment Date, Twelve Million and Five Hundred Thousand Dollars ($12,500,000) minus (y) any portion of any Term C Loans comprised of Term B Loan Commitments, according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iv) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower in an aggregate principal amount of up to (x) Twelve Million and Five Hundred Thousand Dollars ($12,500,000) plus (y) the undrawn amount of Term B Loan Commitments, according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”). After repayment, no Term C Loan may be re-borrowed. For the avoidance of doubt, the maximum aggregate amount of all Term B Commitments plus all Term C Loan Commitments shall not exceed Twenty-Five Million Dollars ($25,000,000).

(v) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Fourth Draw Period, to consider, in their sole and unfettered discretion, making term loans to Borrower in an aggregate principal amount of up to Twenty Five Million ($25,000,000) (such term loans are hereinafter referred to singly as a “Term D Loan”, and collectively as the “Term D Loans”; each Term A Loans, Term B Loan, Term C Loan or Term D Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans, the Term C Loans and Term D Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term D Loan may be re-borrowed.

(b) Repayment. Commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, Borrower shall make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to such Term Loan, as determined in Section 2.3(a). Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to (I) the number of Payment Dates (excluding the Maturity Date) occurring from the Amortization Date until the Maturity Date plus (II) one. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all or a portion of the Term Loans at any time in an amount not less than Ten Million Dollars ($10,000,000) and increments of Five Million Dollars ($5,000,000) in excess thereof, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans and the amount of such prepayment at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the principal of the Term Loans being prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Prepayment Premium applicable to such prepayment, plus (D) if Borrower is prepaying the full amount of the Term Loans, all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts. For the avoidance of doubt, the Borrower may only prepay all, but not less than all, of the Term A2 Loans. The portion of any partial prepayment to be applied to the principal of the Term Loans shall be applied pro rata to the remaining scheduled payments.

2.3 Payment of Interest on the Term Loans.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 7.47%, which aggregate interest rate shall be determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).

(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (x) except to the extent the Required Lenders agree otherwise and notify the Borrower and Collateral Agent to such effect, and (y) immediately and automatically upon the occurrence of any Event of Default under Section 8.5 without the requirement of any notice or other affirmative action by any party, the principal amount of the Term Loans shall accrue interest at a per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Reserved.

(e) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent and each Lender may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s or any Subsidiary’s account, including the Designated Deposit Account, as authorized in the ACH Letter on each payment date for principal and interest on the Term Loans then due and owing and any other amounts Borrower owes the Lenders or the Collateral Agent under the Loan Documents. Any such debits (or ACH activity) shall not constitute a set-off.

2.4 Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.

(b) Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

(c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) Loan Documents, each duly executed by Borrower and each Guarantor, as applicable;

(b) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(c) subject to Section 6.12, duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any Guarantor;

(d) a duly executed Fee Letter;

(e) the Operating Documents and good standing certificates of Borrower and the Guarantors certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business except to the extent the failure to maintain such qualification could not reasonably be expected to result in a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) a certificate of Borrower and each Guarantor in form and substance reasonably accept to Collateral Agent executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower and each Guarantor (which Certificate of Incorporation of Borrower and each Guarantor shall be certified by the Secretary of State of the State of such entity’s jurisdiction of formation) and (ii) the resolutions adopted by Borrower’s and each Guarantor’s board of directors or other governing body for the purpose of approving the transactions contemplated by the Loan Documents;

(g) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(h) a duly executed legal opinion of counsel to Borrower and each Guarantor dated as of the Effective Date;

(i) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;

(j) payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof; and

(k) Consummation of Transactions Contemplated by Related Agreements.

(i) (x) All conditions to the acquisition set forth in the Acquisition Agreement shall have been satisfied or the fulfillment of any such condition shall have been waived with the consent of Collateral Agent, and (y) the acquisition contemplated by the Acquisition Agreement shall have become effective in accordance with the terms of the Related Agreements; and

(ii) Collateral Agent shall have received a fully executed or copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Collateral Agent and no provision thereof shall have been modified or waived in any respect determined by Collateral Agent to be material, in each case without the consent of Collateral Agent.

3.2 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a) receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c) there has not been any Material Adverse Change;

(d) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and

(e) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof (including payment of the fees payable under the terms of the Fee Letter).

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date related to any Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code) for claims in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Such financing statements may include an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the Code.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries and Managed Practices is duly existing and in good standing in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries and Managed Practices is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower, and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”) and such Perfection Certificates contain the name of each Managed Practice, the state of formation of such Managed Practice and the address for the headquarters of such practice to the extent not previously disclosed. Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries and Managed Practices is accurate and complete.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law applicable thereto in a manner that could reasonably be expected to have a Material Adverse Change, (iii) contravene, conflict or violate any material applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound in a manner that could reasonably be expected to have a Material Adverse Change. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each its Subsidiaries have good title to, have rights in, and each Loan Party has the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts, Excluded Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein to the extent required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii)  no such third party bailee possesses components of the Collateral in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from defects that could reasonably be expected to have a Material Adverse Change.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate or written notice thereof has been provided to Collateral Agent pursuant to Section 6.2(a)(xvi) or otherwise, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any Material Agreement.

(f) None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.3 Litigation. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower, any of its Subsidiaries or any Managed Practice that could reasonably be expected to have a Material Adverse Change.

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2020, there has not been a Material Adverse Change.

5.5 Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower or any controlled Affiliates, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries have timely filed all U.S. federal and state income tax returns and other required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all U.S. federal and state income taxes and other Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than One Hundred Thousand Dollars ($100,000), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, unless such Taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, provided, further, that such action would not involve any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in material additional Taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in a Material Adverse Change.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loans as working capital and to fund its general business requirements, including any acquisitions contemplated by the Acquisition Agreement, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Licenses and Permits.

(a) Each Managed Practice and, to Borrower’s Knowledge, each Licensed Provider, to the extent applicable, has all Governmental Approvals and other rights from, and has made all declarations, reports and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage, respectively, in the management or operation of, or provision of healthcare items and services, in each case except where the failure to do so would not, in the aggregate reasonably be expected to have a Material Adverse Change.

(b) Each Governmental Approval issued to each Managed Practice and, to Borrower’s Knowledge, each Licensed Provider, is valid and in full force and effect, except for those Governmental Approvals the invalidity of which would not, in the aggregate reasonably be expected to have a Material Adverse Change, and each Managed Practice and, to Borrower’s Knowledge, each Licensed Provider, is in compliance with the terms and conditions of all such Governmental Approvals, except where noncompliance with such terms and conditions would not, in the aggregate reasonably be expected to have a Material Adverse Change.

(c) None of Borrower, any Subsidiary, Managed Practice or, to Borrower’s Knowledge, any Licensed Provider, has received written notice from any Governmental Authority with respect to the revocation, suspension, restriction, limitation or termination of any Governmental Approval nor, to Borrower’s Knowledge, is any such action proposed or threatened in writing, except for those revocations, suspensions, restrictions, limitations or terminations which would not, in the aggregate reasonably be expected to have a Material Adverse Change.

5.12 Healthcare Regulatory Matters.

(a) Except as set forth on Schedule 5.12(a) of the Perfection Certificate delivered on or about the Effective Date, Borrower and each Subsidiary and Managed Practice is in compliance with all applicable Healthcare Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Change, and none of Borrower, Subsidiaries or Managed Practices have engaged in activities which are, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any Governmental Payor which could reasonably be expected to have a Material Adverse Change. Without limiting the generality of the foregoing, none of Borrower, Subsidiaries or Managed Practices has received written notice by a Governmental Authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws which could reasonably be expected to have a Material Adverse Change, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation is, to Borrower’s Knowledge, threatened in writing or contemplated which could reasonably be expected to have a Material Adverse Change.

(b) Borrower and each Subsidiary and Managed Practice, and its respective officers, directors, and employees are not and has not been, excluded, debarred, suspended or otherwise ineligible to participate in any Governmental Payor where the same could reasonably be expected to have a Material Adverse Change, and no such action is pending or, to Borrower’s Knowledge, threatened in writing. None of the Borrower, Subsidiaries or Managed Practices: (i) is a party to or has any reporting obligations under a corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, or any similar agreement with any Governmental Authority; or (ii) has made or been the subject of any submissions pursuant to the Office of Inspector General’s Self Disclosure Protocol or Centers for Medicare and Medicaid Services’ Self-Reporting Disclosure Protocol.

(c) Except as set forth on Schedule 5.12(c) of the Perfection Certificate delivered on or about the Effective Date, to Borrower’s Knowledge, none of the Licensed Providers is in default or violation of any Healthcare Law which is applicable to such Licensed Provider, in connection with such Licensed Provider’s activities on behalf of Borrower or any of the Managed Practices except for such defaults or violations which would not, in the aggregate reasonably be expected to have a Material Adverse Change, and, to Borrower’s Knowledge, no Licensed Provider has been debarred, suspended or excluded from participation under or otherwise ineligible to participate in any Governmental Payor, except for such debarment, suspension, exclusion or ineligibility which would not, in the aggregate, reasonably be expected to have a Material Adverse Change.

(d) Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: (i) Borrower and each Subsidiary and Managed Practice is in compliance with all applicable Healthcare Laws regarding the selection, deselection, and credentialing of all Licensed Providers, including, but not limited to, verification of licensing status and eligibility for reimbursement under the Programs; and (ii) all of Licensed Providers are properly licensed and hold appropriate clinical privileges, as applicable, for the services which they provide.

5.13 Participation in Government and Third Party Payor Programs.

(a) Borrower and each Subsidiary and Managed Practice is qualified (to the extent such qualification is required by applicable Healthcare Laws or the applicable Program) for participation in all Programs from which Borrower or any Subsidiary or Managed Practice seeks or receives reimbursement for services applicable to each Managed Practice, has a current and valid Payor Agreement (to the extent available from or required by the Program to seek or receive reimbursement in the Program), is in good standing with respect to each such Program, and is in compliance with the conditions of participation or coverage of all such Programs and the terms of all such applicable Payor Agreements and all applicable Healthcare Laws, except where any such non-compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Change. Without limiting the generality of the foregoing, the billing practices of Borrower and each Subsidiary and Managed Practice, as applicable, with respect to all Programs are and have at all times been in material compliance with all applicable Payor Agreements and Healthcare Laws except for good faith mistakes, inadvertent errors and clerical errors.

(b) Borrower and each Subsidiary and Managed Practice, as applicable, has filed timely and accurately all claims and other reports required to be filed in connection with all Programs and all such claims and reports are true and correct, except in each case, where any failure to timely and accurately file would not, in the aggregate, reasonably be expected to have a Material Adverse Change. Except for routine or immaterial post-payment reviews or audits in the ordinary course of business, none of Borrower, any Subsidiary or any Managed Practice has at any time received any written notice from any of the Programs of any Proceeding threatened in a writing delivered to Borrower, any Subsidiary or any Managed Practice, to Borrower’s Knowledge, orally, pending, ongoing or scheduled, with respect to any of the claims filed by Borrower, any Subsidiary or any Managed Practice for reimbursement or with respect to any compliance matters, investigations or surveys, in each case, that could reasonably be expected to have a Material Adverse Change. Except as set forth on Schedule 5.13(b) of the Perfection Certificate delivered on or about the Effective Date, Borrower and each Subsidiary and Managed Practice has paid, resolved or appealed (or the applicable Program has recouped) all known and undisputed material refunds, overpayments, discounts or adjustments that have become due with respect to such claims and reports, has not knowingly received and retained reimbursements from any Programs in excess of the amounts permitted by applicable Payor Agreements and Healthcare Laws, and except for routine or immaterial post-payment reviews or audits in the ordinary course of business, no Program has requested or threatened in a writing delivered to Borrower, any Subsidiary or any Managed Practice or, to Borrower’s Knowledge, any material recoupment, refund or offset from any client of Borrower, any Subsidiary or any Managed Practice that has not timely been appealed, repaid, resolved or recouped. There are no Program material recoupments being sought, requested or claimed in writing, or to Borrower’s Knowledge, threatened against Borrower, any Subsidiary or any Managed Practice.

5.14 Data Privacy and Security.

(a) Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: Borrower, each Subsidiary and Managed Practice are and have at all times been operating in compliance with: (i) applicable laws, rules and regulations relating to the processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information (“Data Protection Laws”); (ii) their own privacy policies; and (iii) terms of any agreements to which Borrower, each Subsidiary and Managed Practice are bound relating to the processing of Personal Information (collectively, the “Data Protection Requirements”). Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: to the extent applicable, Borrower, each Subsidiary and Managed Practice have all necessary authority, rights, consents and authorizations to collect, use, maintain, disclose, process or transmit any Personal Information maintained by or for Borrower, each Subsidiary and Managed Practice to the extent required in connection with the operation of Borrower’s, each Subsidiary and Managed Practice’s business as currently conducted and as proposed to be conducted.  Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: each of Borrower, each Subsidiary and Managed Practice has adopted and published privacy notices and policies that accurately describe the privacy practices of Borrower, each Subsidiary and Managed Practice (as applicable), to any website, mobile application or other electronic platform and complied with those notices and policies (collectively, with Borrower’s, each Subsidiary’s and Managed Practice’s internal privacy policies, the “Privacy Policies”). The execution, delivery and performance of this Agreement by Borrower, each Subsidiary and Managed Practice complies with all Data Protection Requirements and Borrower’s, each Subsidiary and Managed Practice’s Privacy Policies in each case in all material respects. Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: neither Borrower, any Subsidiary or Managed Practice nor, to the knowledge of Borrower, any third party to the extent acting on behalf of Borrower, any Subsidiary or Managed Practice, has experienced any incidences in which Personal Information was or may have been stolen or improperly accessed, including any breach of security or other loss, unauthorized access, use or disclosure of Personal Information in the possession, custody or control of Borrower, any Subsidiary or Managed Practice or any third party to the extent acting on behalf of Borrower, any Subsidiary or Managed Practice. Except as would not, in the aggregate reasonably be expected to have a Material Adverse Change: neither Borrower, any Subsidiary or Managed Practice, nor, to the knowledge of Borrower, any third party to the extent acting on behalf of Borrower, any Subsidiary or Managed Practice, has received any: (i) complaint alleging noncompliance with Data Protection Laws; (ii) claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information; or (iii) notification of an application for rectification, erasure or destruction of Personal Information that is outstanding beyond the applicable time period required by Data Protection Laws for such action.

(b) The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases of Borrower, each Subsidiary and Managed Practice (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Borrower, each Subsidiary and Managed Practice as currently conducted and as proposed to be conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Borrower, each Subsidiary and Managed Practice have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including Personal Information) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability. Borrower, each Subsidiary and Managed Practice have implemented backup and disaster recovery technology consistent with applicable Data Protection Laws.

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ and Managed Practices’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations, including all Healthcare Laws, to which Borrower or any of its Subsidiaries or Managed Practices is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Collateral Agent:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, financial information regarding Borrower and its Subsidiaries for such month certified by a Responsible Officer and substantially in the form provided to and agreed by the Collateral Agent prior to the Effective Date or in a form otherwise reasonably acceptable to the Collateral Agent;

(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s fiscal quarters, a company prepared consolidated and, if prepared by Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(iii) as soon as available, but no later than the earlier of (x) ninety (90) days after the last day of Borrower’s fiscal year or (y) within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iv) as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) five (5) days’ after such approval and (y) February 25th of the applicable calendar year, Borrower’s annual financial projections for such applicable fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);

(v) within ten (10) Business Days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);

(vi) within ten (10) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within ten (10) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(ix) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(x) written notice delivered at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xi) written notice delivered at least (30) days’ prior to Borrower’s (A) changing the primary location where books and records are kept, (B) adding any new office or business location, including a warehouse (unless such new office or business location, including any such warehouse contains Collateral valued (based on book value) less than One Million Dollars ($1,000,000) in the aggregate), (C) changing its respective jurisdiction of organization, (D) changing its organizational structure or type, (E) changing its respective legal name, or (F) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiii) prompt notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv) prompt notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than One Hundred Thousand Dollars ($100,000.00) and of the general details thereof;

(xv) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvi) prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and

(xvii) other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, the financial statements and other required to be delivered pursuant to clauses (ii), (iii), (v) and (vi) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (x) Borrower posts such documents on the Borrower’s website or files such documents with the Securities and Exchange Commission and such documents are available on EDGAR, and (y) except for any documents required to be delivered pursuant to clause (ii) and (iii) above, provides a link to such filed or posted documents to the Collateral Agent.

Notwithstanding anything to the contrary herein (including clause (xvii) above, Section 6.2(c) and Section 6.8) or in any other Loan Document, none of Collateral Agent, the Lenders or any Affiliates thereof shall be entitled to examine, access, audit, check, inspect or make abstracts and copies with respect to any items (and no Loan Party or any of their Subsidiaries shall be required to furnish any such items) (i) as to which legal counsel reasonably determines that the receipt or inspection of such item would jeopardize or otherwise impair the attorney-client privilege or constitutes attorney work product, (ii) if the item relates to any Loan Party’s or any of their respective Affiliates’ or Subsidiaries’ strategy, negotiating position or similar matters relating to this Agreement, the Loan Documents and the transactions contemplated therein, (iii) the medical records or similar records of any individual.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted or required by one or more specific provisions in this Agreement;

(iii) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iv) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000); provided that, notwithstanding anything to the contrary herein, the Borrower shall promptly provide written notice of any such litigation or proceeding which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Five Million Dollars ($5,000,000);

(vi) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000) individually or in the aggregate in any calendar year;

(vii) written notice of any changes in the Chief Executive Officer or Chief Financial Officer; and

(viii) written notice of (i) any termination of any Managed Practice Management Services Agreement or any Stock Transfer Restriction Agreement, (ii) any material amendment or other material reduction in the management fee payable to the Borrower or Subsidiary, as applicable under any Managed Practice Management Services Agreement and (iii) the execution by Borrower or Subsidiary of any new Managed Practice Management Services Agreement or any new Stock Transfer Restriction Agreement.

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral (such visits, inspections and audits, collectively, an “Inspection”). There shall be no more than one Inspection in any calendar year and, except to the extent an Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Collateral Agent for more than one Inspection in any calendar year.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from defects that could reasonably be expected to have a Material Adverse Change. Returns and allowances material to Borrower’s business between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all U.S. federal and state income tax returns and other required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all U.S. federal and state income taxes and other Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof (including the One Hundred Thousand Dollars ($100,000) threshold described therein); deliver to Lenders, promptly after reasonable request therefor, appropriate certificates attesting to such payments; and pay all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location with financially sound insurers. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or cancelled (or ten (10) days in the case of cancellation for non-payment). At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days after receipt thereof toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Subject to Section 6.12, maintain Borrower’s and Guarantors’ Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts.

(b) Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account.

(c) Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a)  protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that any Loan Party, after the Effective Date, (a) changes its headquarters where books and records are maintained or (b) intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000) in the aggregate, at Collateral Agent’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to such change or addition of any such new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed or acquired after the date hereof during the term of this Agreement): (A) in the event such New Subsidiary is a Domestic Subsidiary (other than (x) such Subsidiary that is held directly or indirectly by a CFC, or (y) a FSHCO), (i) to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations, and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or a Guarantor of any such New Subsidiary; and (B) in the event such New Subsidiary is a Foreign Subsidiary or a FSHCO, to grant and pledge to Collateral Agent a perfected security interest in 65% of the total outstanding shares of each class of voting capital stock or other voting equity interest of such Foreign Subsidiary or FSHCO and 100% of the total outstanding shares of each class of non-voting capital stock or other non-voting equity interest of such Foreign Subsidiary or FSHCO.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement; provided that Borrower and its Subsidiaries shall not be required to pledge (i) any fee interest in real estate with a value of less than $1,000,000 per property or (ii) any leasehold interest.

6.12 Post-Effective Date Obligations.

(a) To the extent not actually delivered on or prior to the Effective Date, each Loan Party shall cause each bank or financial institution at or with which Borrower or any Guarantors maintain Collateral Accounts to execute and deliver Control Agreements or other appropriate instruments with respect to such Collateral Accounts to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder no later than ninety (90) days after the Effective Date; provided that, notwithstanding anything to the contrary herein, the aggregate amount on deposit in all Collateral Accounts for which a Control Agreement has not been delivered shall not at any time exceed One Million Dollars ($1,000,000).

(b) The Borrower shall deliver a landlord waiver with respect to the headquarters of the Loan Parties no later than sixty (60) days after the Effective Date, which landlord waiver shall be in form and substance reasonably satisfactory to Collateral Agent.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers:

(a) of Inventory in the ordinary course of business;

(b) of surplus, worn-out or obsolete Property;

(c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses;

(d) of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement;

(e) of other assets (other than Intellectual Property), the proceeds of which, when aggregated with the proceeds of all other Transfers made over the life of this Agreement under this clause (e), are less than One Million Dollars ($1,000,000); provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), and (B) no less than 75% thereof shall be paid in cash;

(f) subject to Section 6.5, to the extent constituting a Transfer, of assets subject to a casualty and condemnation event;

(g) the lapse or abandonment of, or termination of any license or sub-license for, intellectual property to the extent such lapse, abandonment or termination does not affect any intellectual property necessary for, or material to, the conduct of the business of Borrower and its Subsidiaries;

(h) in connection with the terminating or unwinding of any swap, hedge, collar or similar arrangement in accordance with its terms;

(i) of delinquent accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), in the ordinary course of business;

(j) in connection with terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements by the applicable Subsidiary in the ordinary course of business that do not interfere in any material respect with the business of Borrower and its Subsidiaries;

(k) in connection with the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business;

(l) in connection with leases, subleases, licenses or sublicenses of real or personal property granted by Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of Borrower or any of its Subsidiaries; and

(m) of equity interests to the extent not prohibited by this Agreement and would not result in a Change of Control.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or any business that is reasonably related, similar, incidental or complementary to such business; (b) liquidate or dissolve except as permitted in the proviso of Section 7.3; or (c) enter into any transaction or series of related transactions in which, except as permitted by Section 7.3, SOC ceases to own, directly or indirectly, 100% of the ownership interests in Borrower (other than SOC) and each Subsidiary of SOC. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least thirty (30) days’ prior written notice to Collateral Agent: (A) change its headquarters where books and records are maintained or (B) add any new office or business location, including a warehouse unless (I) such new office or business location contains Collateral valued (based on book value) less than One Million Dollars ($1,000,000) in the aggregate, or (II) if the value of the assets or property of the Loan Parties exceed such dollar amount, a bailee waiver or landlord waiver with respect thereto has been delivered to the extent required by Section 6.9; (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3 Mergers or Acquisitions. Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction; provided (a) that Non-Loan Party may merge, consolidate or be dissolved or liquidated into a Loan Party and (b) any Loan Party may merge, consolidate or be dissolved or liquidated into a Loan Party or another Person in connection with a Permitted Acquisition; provided in any such merger, consolidation, dissolution or liquidation involving an entity included in Borrower, at least one entity included in Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Reserved.

7.7 Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) so long as no Event of Default or event that with the passage of time would result in an Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans and the repurchase, retirement or other acquisition or retirement for value of equity interests of SOC or its Subsidiaries held by any future, present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) of SOC or any of its Subsidiaries in connection with the death, disability, retirement or termination of employment or service of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment or service), provided such transactions do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate per fiscal year), (iv) Borrower and its Subsidiaries may honor any conversion requests in respect of any convertible securities of Borrower or a Subsidiary into equity interests of Borrower or such Subsidiary pursuant to the terms of such convertible securities or otherwise in exchange therefor (except that Borrower or such Subsidiary shall not make any cash payments in connection with such conversion other than in lieu of fractional shares), (v) Borrower and its Subsidiaries may issue its equity interests upon the exercise of warrants or options to purchase equity interests of Borrower or the applicable Subsidiary, (vi) Borrower and its Subsidiaries may pay cash in lieu of the issuance of fractional shares and (vii) Borrower and its Subsidiaries may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests with only Net New Equity received from a substantially concurrent issue of new shares of its capital stock or other equity interests that has not been previously utilized for any other purpose, or (b) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for:

(a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person,

(b) management arrangements and other business arrangements with professional corporations and similar situated entities consistent with past practice,

(c) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries,

(d) any transactions among Borrower and its Subsidiaries permitted hereunder,

(e) reasonable and customary fees and indemnities paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries consistent with past practice and reimbursements of actual out-of-pocket expenses incurred in connection with attending board of director (or similar governing body) meetings,

(f) payment of reasonable and customary expenses and compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business and approved by Borrower’s board of directors,

(g) any transactions permitted actions under Section 7.7,

(h) providing customary indemnities to officers, employees and directors approved by Borrower’s board of directors, and

(i) the issuance and sale of equity interest by Borrower and its Subsidiaries to the extent not constituting a Change of Control or otherwise prohibited under the terms of this Agreement.

7.10 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA in a manner that could reasonably be expected to have a Material Adverse Change; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur that could reasonably be expected to have a Material Adverse Change; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, that could reasonably be expected to have a Material Adverse Change.

7.12 Compliance with Anti-Terrorism Laws. Directly or indirectly, or knowingly permit any controlled Affiliate to enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Directly or indirectly or knowingly permit any controlled Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Financial Covenants.

(a) Minimum Liquidity. Permit, at any time, Qualified Cash to be less than Five Million Dollars ($5,000,000) plus the Qualified Cash A/P Amount.

a) Minimum Net Revenue. Permit Net Revenue, measured quarterly on a trailing twelve-month basis, to be lower than the Net Revenue set forth opposite the applicable quarter end as provided on Schedule 7.13(b).

7.14 Material Agreements. Without the consent of Collateral Agent, amend a Material Agreement in a manner materially adverse to Borrower, any of its Subsidiaries, the Lenders or the Collateral Agent.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.6 (Operating Accounts), 6.10 (Creation/Acquisition of Subsidiaries), Section 6.12 (Post-Effective Date Obligations) or Borrower violates any provision in Section 7; or

(b) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof, and within such time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change shall have occurred.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds in excess of One Million Dollars ($1,000,000) of Borrower or any of its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets with a fair market value in excess of One Million Dollars ($1,000,000) by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) any material portion of assets of Borrower and its Subsidiaries (determined on a consolidated basis) is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material portion of its business (determined on a consolidated basis) for more than forty-five (45) consecutive days;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within sixty (60) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Change or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder and such payments exceed One Million Dollars ($1,000,000);

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of fifteen (15) days after the entry thereof;

8.8 Misrepresentations. Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Change of Control. After the Effective Date, consummation of any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-five percent (45%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (“Change of Control”);

8.11 Guaranty. Any Guaranty terminates or ceases for any reason to be in full force and effect other than pursuant to its terms;

8.12 Governmental Approvals

(a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the DOJ or other Governmental Authority initiates a regulatory action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products and the same could reasonably be expected to result in a Material Adverse Change, even if such action is based on previously disclosed conduct; (ii) any applicable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) any applicable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.13 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens as a matter of applicable law.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all reasonably and documented out-of-pocket expenses incurred in connection therewith. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s name on any checks or other forms of payment or security; (b) sign any Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign any Loan Party’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as the Loan Parties’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral and payments made under any Guaranty shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Specialists On Call, LLC 1768 Business Center Drive, Suite 100 Reston, VA 20190 Attn: Chris Knibb, Chief Financial Officer Fax: N/A Email: cknibb@soctelemed.com

with a copy (which shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025 Attn: Peter Lamb; Hari Raman Fax: N/A Email: plamb@orrick.com; hraman@orrick.com

If to Collateral Agent:	SLR Investment Corp. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: storino@slrcp.com

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Facsimile: (415) 395-8095 Email: haim.zaltzman@lw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to another Person other than a Disqualified Person; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of Collateral Agent (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent at the time of such assignment, or a Disqualified Person. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s bad faith, gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable and documented out-of-pocket expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements caused by such Indemnified Person’s bad faith, gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, Borrower’s obligations hereunder shall be limited to one law firm for all Indemnified Persons and any specialist counsel required in any jurisdiction. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent amounts described in this Section arising from any non-Tax claim.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger, consolidation dissolution or liquidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Sections 12.7 or 12.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. Except as otherwise provided in this Agreement, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information of Borrower and its Subsidiaries and their respective Affiliates, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) on a confidential basis and subject to the terms and conditions of this Agreement including this Section 12.8 or provisions substantially similar hereto, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11 Public Announcement. Borrower hereby agrees that on or after the Effective Date Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12 Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. This Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders so long as Borrower has satisfied the Obligations as of such date of termination (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement.

12.15 Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SOC TELEMED, INC.

By	/s/ Chris Knibb
Name:	Chris Knibb
Title:	Chief Financial Officer

SPECIALISTS ON CALL, LLC

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

AVANT BILLING SERVICES, INC.

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

JSA HEALTH CORPORATION

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

JSA HEALTH CALIFORNIA, LLC

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

ACCESS PHYSICIANS MANAGEMENT
SERVICES ORGANIZATION, LLC

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

HEP AP-B CORP.

By	/s/ Eunice Kim
Name:	Eunice Kim
Title:	Secretary

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT AND LENDER:

SLR Investment Corp.

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

LENDER:

SUNS SPV LLC

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV LLC

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV L.P.

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SCP SF DEBT FUND L.P.

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR HC ONSHORE FUND L.P.

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

SLR HC BDC LLC

By	/s/ Anthony Storino
Name:	Anthony Storino
Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 7.13(b)

Minimum Net Revenue

Applicable Period	Specified Net Revenue
March 31, 2022	$81,800,000
June 30, 2022	$88,200,000
September 30, 2022	$94,500,000
December 31, 2022	$100,900,000
March 31, 2023 and thereafter	60% of projected Net Revenue in accordance with an annual plan submitted by Borrower to Lenders pursuant to Section 6.2(a)(iv), such plan to be approved by Borrower’s board of directors and by Agent and Required Lenders in writing

Exhibit A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include Excluded Property.

Exhibit B

Collateral Agent and Lender Terms

1. Appointment of Collateral Agent.

(a) Each Lender hereby appoints SLR (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.

(c) Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by SLR or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c) Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3. Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with bad faith, gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4. Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6. Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.

7. Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent and so long as no Event of Default has occurred and is continuing such successor Collateral Agent must be reasonably acceptable to Borrower. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders and so long as no Event of Default has occurred and is continuing such successor Collateral Agent must be reasonably acceptable to Borrower. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8. Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Loan Party if all of the stock of Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Loan Party would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments and (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made) (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

Exhibit C

Taxes; Increased Costs.

1. Defined Terms. For purposes of this Exhibit C:

(a) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(b) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any withholding Taxes imposed under FATCA.

(c) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

(d) “Foreign Lender” means a Lender that is not a U.S. Person.

(e) “Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

(f) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

(g) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(h) “Recipient” means Collateral Agent or any Lender, as applicable.

(i) “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

(j) “Withholding Agent” means Borrower and Collateral Agent.

2. Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3. Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes.

4. Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit C or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5. Indemnification by the Lenders. Each Lender shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 5.

6. Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Exhibit C, Borrower shall deliver to Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Collateral Agent.

7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), whichever of the following is applicable:

(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Borrower and Collateral Agent, to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Collateral Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Collateral Agent as may be necessary for Borrower and Collateral Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.

8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9. Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section 10 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section 10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies Borrower of the change in applicable law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the change in applicable law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10. Designation of a Different Lending Office. If any Lender requests compensation under Section 10 of this Exhibit C, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Exhibit C, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Exhibit C in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

11. Survival. Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.